EXHIBIT 99.1

Dot VN, Inc. Designates Danang City as Third Site For Internet Data Center Development

SAN DIEGO, CALIFORNIA – October 21, 2008, Dot VN, Inc., a Delaware corporation (“Dot VN” or the “Company”) (www.dotVN.com), (NQB Pink Sheets: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced that it has chosen Danang City as the third site for its developing network of Internet Data Centers (“IDC”). Dot VN anticipates that the commissioning of the Danang City Data Center will allow the Company to better serve its current and future clients by creating a network of three reliable enterprise level data centers.

In anticipation of the construction of the Danang City IDC, Dot VN, through a wholly owned Vietnamese subsidiary formed under the authority of the People’s Committee of the City of Danang (“Dot VN Danang”), has executed a lease, dated August 21, 2008, for the rights to approximately 8,768 square meters (~94,500 square feet) of land in the Danang Industrial Zone in Danang City, Vietnam, for the express purpose of building an IDC, support structures and administrative buildings, for a term of approximately 35 years. The Company plans to construct a purpose built data center building which will provide an estimated 2,000 square meters (~21,500 square feet) of data center space. The Danang IDC will not only serve the local businesses in Danang City and the surrounding provinces but will also serve as a disaster recovery site for our data centers in Hanoi and Ho Chi Minh City providing Dot VN clients with a level of reliability and security which does not currently exist in Vietnam.

Dot VN also intends to open an office in Danang City outside of the Danang Industrial Zone that will (i) manage the construction of the Danang City IDC; and (ii) capitalize on Danang City’s growing market of internet users and businesses that will need to register domain names and utilize Dot VN’s related service offerings. The Company expects the Danang City office to be fully staffed and operational by the end of 2008.

“Danang City is one of the fastest growing economic centers within Vietnam and offers a well established infrastructure, with an international airport, major industrial zones, world-class seaports and four major universities. We are very pleased to have acquired this strategic property to expand our IDC network. With the three IDCs in development, Dot VN will ultimately establish a reliable and robust data network to effectively serve both individuals and businesses throughout Vietnam.” stated Thomas M. Johnson, Dot VN’s Chairman and Chief Executive Officer.

About the Companies:
Dot VN, Inc. (www.DotVN.com) provides Internet and Telecommunication services for Vietnam. Vietnam Internet Network Information Center (“VNNIC”) awarded the Company an “exclusive long term contract” to be the first registrar to market and register its country code Top Level Domain (“ccTLD”) of .VN (Vietnam) via the Internet. Dot VN has established agreements with international ISP’s (Internet service providers) along with over 73 top domain resellers to commercialize .VN. Also, the Company is currently developing initiatives to offer Internet Data Center services and Wireless applications.

Cautionary Warning Regarding Forward-Looking Statements:
Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission. Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control. In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:
Thomas M. Johnson, Chairman & CEO
Dot VN, Inc.
Phone: 858-571-2007 X14
Email: Inquiries@DotVN.com
Website: www.DotVN.com
Register your .VN domains at: www.VN